Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of January 1st, 2024, between Inspire Veterinary Partners, Inc. (“IVP” or “Company”) and Richard Frank (“Employee”).

Recitals:

A.	IVP wishes to employ Employee to serve as its Chief Financial Officer Officer (“CFO”) and Employee is willing to undertake such employment in accordance with the terms of this Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.	Term. The initial term of this Agreement is one (1) year. The term of this Agreement shall renew for successive one-year terms upon the affirmative vote of the Board.

2.	Duties. Employee shall report to the Chief Executive Officer (CEO). Employee will devote as much time as is necessary to perform the duties and services required under this Agreement and as may be designated by the CEO, from time to time (collectively “Duties and Services”) and devote his best efforts to the business and affairs of IVP, the Duties and Services, and to promote the interests of IVP. Employee shall not, directly or indirectly, engage in any other business that could reasonably be expected to detract from his ability to apply his best efforts in the performance of his duties to IVP. Employee agrees to comply with all rules, regulations, and polices established or issued by and made applicable to the IVP’s employees.

3.	Compensation.

3.1.	Base Salary. IVP shall pay Employee an annual base salary (“Base Salary”) of $210,000.00, in equal biweekly installments. Base Salary shall be reviewed at the end of each fiscal year and any recommended changes to be approved by the Board of Directors.

3.2.	Short-Term Incentive. Employee shall be eligible for annual bonuses (“Bonuses”) as set forth in this section. Bonuses are determined after the fiscal year end and payable by January 31 of the following year. Employee must be employed on the payout date to earn or receive any Bonuses. At a minimum, the threshold of both bonus measurements outlined below must be accomplished for payment to be made.

3.2.1.	Revenue Bonus: The “Revenue Target” is 100% of budgeted revenue of IVP for the calendar year. The “Revenue Bonus Target” is 15% of Employee’s Base Salary as of December 31. The amount of the “Revenue Bonus” is determined as follows:

Actual Revenue Compared to Revenue Target	Revenue Bonus
110% or greater	125% of Revenue Bonus Target
100-109%	100% of Revenue Bonus Target
95-99%	95% of Revenue Bonus Target
90-94%	90% of Revenue Bonus Target
Below 90%	No Revenue Bonus

3.2.2.	Profit Bonus. The “Profit Target” is 100% of budgeted profit of IVP for the calendar year. The “Profit Bonus Target” is 15% of Employee’s Base Salary as of December 31. The amount of the “Profit Bonus” is determined as follows:

Actual Profit Compared to Profit Target	Profit Bonus
110% or greater	125% of Profit Bonus Target
100-109%	100% of Profit Bonus Target
95-99%	95% of Profit Bonus Target
90-94%	90% of Profit Bonus Target
Below 90%	No Profit Bonus

3.3.	Long-Term Incentive. As further compensation for the services to be performed hereunder, Employee shall be eligible to be awarded shares of the Company’s common stock as a Bonus (“Stock Bonus”), considering the Company’s performance for the calendar year based on the Revenue Bonus Target and Profit Target. The Board shall determine in its sole discretion whether a Stock Bonus is warranted and if so, the number of shares to be awarded. If the Board determines that a Stock Bonus is warranted, the value of the shares awarded, as determined by the Board in its sole discretion, shall be equal to between 10% and 14% of the Employee’s Base Salary annually as of December 31st. All shares awarded to the Employee as a Stock Bonus shall be fully vested to the Employee upon issuance.

3.4.	Withholdings. IVP shall deduct from all compensation paid under this Agreement all taxes and other withholdings required by law.

3.5.	Benefits. Employee shall be eligible to participate in the employee benefit plans offered to IVP’s employees on the same terms and conditions as other employees.

4.	Nondisclosure. During the course of his employment with IVP, Employee will have access to IVP’s trade secrets and proprietary and confidential information about IVP’s business (collectively, “Confidential Information”), including, but not limited to, information concerning its clients, vendors, prices, marketing strategies, research and development, strategic plan, contracts, proposals for work, planned acquisitions, and other information, all of which has independent economic value and is not available to the public. To protect IVP’s critical interest in the Confidential Information, Employee agrees that he will not, directly or indirectly, disclose or make available to anyone for use outside IVP at any time, either during or subsequent to his employment with IVP, regardless of how his employment ends, any Confidential Information, whether or not such information was developed by Employee.

4.1.	The Defend Trade Secrets Act of 2016 provides immunity from criminal and civil liability under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.	Non-Solicitation of Employees. Employee agrees that during his employment with IVP and for a period of two years thereafter, regardless of how his employment ends, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person who was an employee of IVP on Employee’s last date of employment or for six months immediately prior thereto, to leave IVP to go to work for, or consult or perform contract work for, another veterinary practice.

6.	Non-Solicitation of Clients. Employee agrees that during his employment with IVP and for a period of two years thereafter, regardless of how his employment ends, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person or entity that was a client of IVP’s on Employee’s last date of employment or for one year immediately prior thereto, to seek or obtain veterinary services from any provider of veterinary services other than IVP.

7.	Termination. This Agreement may be terminated as follows:

7.1.	By IVP for Cause. IVP may terminate the Agreement immediately for Cause. “Cause” is defined as any of the following:

7.1.1.	Employee’s death.

7.1.2.	Employee’s mental or physical incapacity that prevents him, with or without reasonable accommodation, from performing his essential duties for a period of 60 consecutive days or longer.

7.1.3.	Disloyalty or dishonesty towards IVP.

7.1.4.	Gross or intentional neglect of in the performance of Employee’s Duties and Services or material fail to perform the Duties and Services.

7.1.5.	Employee’s violation of any law, rule, or regulation (other than minor traffic violations) related to Employee’s duties.

7.1.6.	Employee’s material breach of any provision of this Agreement or any written IVP policy, if such breach is not cured within 10 days after written notice.

7.1.7.	Any other act or omission which harms or may reasonably be expected to harm the reputation or business interests of IVP

7.2.	[RESERVED].

7.3.	By Employee with Good Reason. Employee may terminate the Agreement immediately with Good Reason. “Good Reason” is defined as any of the following:

7.3.1.	A material breach of this Agreement by IVP if such breach is not cured within 10 days after Employee’s written notice.

7.3.2.	A material reduction in Employee’s duties or responsibilities without Employee’s consent if such breach is not cured within 10 days after Employee’s written notice.

7.3.3.	A Change in Control, provided that Employee gives notice of termination based on a Change in Control within six months of the Change in Control’s occurrence. A “Change in Control” is defined as (a) any consolidation or merger of IVP in which IVP is not the continuing or surviving corporation or pursuant to which the stock of IVP would be converted to cash, securities, or other property, other than a merger or consolidation of IVP in which the holders of IVP’s stock immediately prior to the merger or consolidation hold more than 50% of the stock or other forms of equity of the surviving corporation immediately after the merger; (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of IVP; (c) IVP’s Board of Directors’ approval of any plan or proposal for liquidation or dissolution of IVP; or (d) any sale, lease, exchange, or other transfer (in one or a series of related transactions) to person or persons not already owning more than 50% of the issued and outstanding common stock or other forms of equity of IVP.

8.	Severance Pay.

8.1.	In the event this Agreement is terminated pursuant to Sections 7.3.1 or 7.3.2, IVP will provide Employee with severance pay equal to one (1) year of Employee’s then-current Base Salary, contingent on Employee executing a release of claims in a form prepared by IVP.

8.2.	In the event this Agreement is terminated pursuant to Section 7.3.3, IVP will provide Employee with severance pay equal to (i) one (1) year of Employee’s then-current Base Salary and (ii) as determined in the sole discretion of the Board a pro rata Stock Bonus taking into account the Company’s performance for the current calendar year, all contingent on Employee executing a release of claims in a form prepared by IVP or its successor-in-interest.

8.3.	In the event this Agreement is terminated pursuant to Sections 7.1 or 7.3, IVP will pay Employee through his last date of employment only and will have no further obligation to Employee.

8.4.	In the event this Agreement is terminated by the Company or the Employee for any reason pursuant to any of the Sections herein, the Company shall use good faith commercially reasonable efforts to have Employee released from any and all guarantees given by the Employee for the benefit of the Company, including, but not limited to providing an acceptable substitute guarantor for the obligation.

9.	Section 409A. It is the intention of IVP that all payments and benefits under this Agreement shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable. Any ambiguity in this Agreement shall be interpreted to comply with Section 409A. Employee acknowledges that IVP has made no representations as to the treatment of the compensation and benefits provided in this Agreement and that he has been advised to obtain his own tax advice. Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A.

10.	Miscellaneous.

10.1.	Modifications. This Agreement may be altered or amended in whole or in part only by a written instrument signed by the IVP and Employee setting forth such changes.

10.2.	Restrictive Covenants of the Essence. This Agreement’s restrictive covenants, set forth in Sections 4 through 6 (“Restrictive Covenants”), are of the essence of this Agreement and will be construed as independent of any other provision in this Agreement. The existence of any claim or cause of action of the Employee against IVP, whether predicated on this Agreement or not, will not constitute a defense to IVP’s enforcement of this Agreement’s restrictive covenants.

10.3.	Injunctive Relief. IVP and Employee agree that irreparable injury will result to IVP in the event Employee violates any Restrictive Covenant and Employee acknowledges that the remedies at law for any breach by Employee of a Restrictive Covenant will be inadequate and that IVP will be entitled to injunctive relief, without the necessity of posting a bond, against Employee, in addition to any other remedy that is available, at law or in equity. Employee agrees that the Restrictive Covenants will be extended by the length of time which Employee will have been in breach of any of the provisions.

10.4.	Survivability. The Restrictive Covenants survive the termination of this Agreement.

10.5.	Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their legal successors and assigns.

10.6.	Severability. Should any one or more of the provisions hereof be deemed to be illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

10.7.	Attorney’s Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorney’s fees incurred therein by such party or parties (including, without limitation, such costs, expenses and fees on any appeals), and if such successful parties shall recover judgment in any action or proceeding, such costs, expenses and attorney’s fees shall be included as part of such judgment.

10.8.	Governing Law and Venue. This Agreement shall be construed, interpreted and applied according to the laws of the Commonwealth of Virginia. Any dispute arising under or related to this Agreement shall be heard in the Circuit Court for Virginia Beach, Virginia, which will have exclusive jurisdiction over all such disputes. The parties waive any objection to personal jurisdiction in that court.

10.9.	Jury Waiver. The parties waive any right to a jury trial in any dispute arising under or related to this Agreement and agree that all such disputes shall be tried to a judge without a Jury.

10.10.	Entire Agreement. This Agreement and the Existing Agreement(s) constitute the entire understanding between the parties hereto concerning the subject matter thereof and supersede all other agreements, whether oral or written, between the parties on those subject matters.

WITNESS THE FOLLOWING SIGNATURES:

INSPIRE VETERINARY PARTNERS, INC.

/s/ Lynley Kees
Vice President, Human Resources	Date: 1/29/2024

By:

/s/ Richard Frank	1/26/2024
Richard Frank